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                                                                    Exhibit 4.20

To Peer M. Schatz

Dear Peer M. Schatz:

In addition to your contract as a managing director with the Company dated May 1, 1993, we hereby agree as follows:

    1. In the event of a "change of control" you will receive compensation. A "change of control" is defined as

           - As used herein, a "Change in Control" shall be deemed to have occurred if (i) there is a sale or transfer of all or substantially all of the assets of the Company in one or a series of transactions; or (ii) there is a merger or consolidation of the Company whether or not approved by the Board of Directors, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or the parent of such corporation) more than 50% of the total voting power represented by the voting securities of the Company or such surviving entity or parent of such corporation outstanding immediately after such merger or consolidation.

    2.  The compensation is calculated as follows:
               ((13 x the then current monthly salary)+bonus) x 5 = compensation

           - the monthly salary is the agreed gross salary as per the employment contract in the month in which the change of control occurs
           - the bonus is the gross bonus and other variable cash components that were agreed for the year in which the change of control occurs
           - Other compensation components (e.g. company car) are not considered for the calculation of the compensation
           - The treatment of granted stock options is agreed on in a separate document.

    3. The compensation is a gross sum which is subject to tax and other standard deductions

    4. The compensation is to be paid within 3 months after the change of control

    5. This agreement is valid for all changes of control pursuant to article 1 of this agreement and which occurs on or before Oct. 10, 2007.

    QIAGEN GmbH

    (Represented by the sole shareholder, QIAGEN NV)